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                                                                   Exhibit 10.85


Board of Directors and Management
Navarre Corporation

     As stated in Note 2 to the consolidated financial statements of Navarre Corporation and Subsidiaries (the "Company") for the year ended March 31,2005, the Company changed its accounting policy for the depreciation of capital assets acquired subsequent to March 31, 2004. Previously, the Company used an accelerated method to depreciate certain asset classes. The Company's new policy is to use the straight-line method for these assets. Management believes the newly adopted accounting principle is preferable in the circumstances because the straight-line method of depreciation more closely approximates the expected economic use of the capital assets since those assets are used uniformly over their service period instead of being used more in the years immediately after the asset is acquired. At your request, we have reviewed and discussed with management the circumstances, business judgment, and planning that formed the basis for making this change in accounting principle.

     It should be recognized that professional standards have not been established for selecting among alternative principles that exist in this area or for evaluating the preferability of alternative accounting principles. Accordingly, we are furnishing this letter solely for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, and it should not be used or relied on for any other purpose.

     Based on our review and discussion, we concur with management's judgment that the newly adopted accounting principle is preferable in the circumstances. In formulating this position, we are relying on management's business planning and judgment, which we do not find unreasonable.

Very truly yours,




/s/ GRANT THORNTON LLP